EXHIBIT 23.3


                         INDEPENDENT AUDITOR'S CONSENT

     We consent to the use in the Form S-4 Registration Statement of Magnum Hunter Resources, Inc. ("The Company") of our reports, which are dated April 23, 1997, August 2, 1996 and April 3, 1996, respectively, accompanying the consolidated financial statements of The Company and the historical summaries of revenues and direct operating expenses of the Properties to be Acquired April 30, 1997 and the Properties Acquired June 28, 1996 contained in such
Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Independent Accountants" in the Registration Statement.

/s/ HEIN + ASSOCIATES LLP
----------------------------
HEIN + ASSOICATES LLP
Certified Public Accountants



July 11, 1997
Dallas, Texas